Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL ANNOUNCES ACCELERATED PLAN TO REPURCHASE

100 PERCENT OF RETAIL CLIENTS' AUCTION RATE SECURITIES

 Reaches Settlement Agreement with State Regulators

Calling for Plan Completion in December 2001

ST. LOUIS, MO - December 28, 2009 - Stifel Financial Corp. (NYSE: SF) announced today that its subsidiary Stifel Nicolaus & Company, Incorporated ("Stifel") will complete its repurchase of auction rate securities ("ARS") -- held at Stifel by the company's retail investors -- no later than December 2011, six months earlier than previously planned. Eligible investors are those retail clients who bought ARS through Stifel before the collapse of the ARS market in early 2008 and continue to hold those ARS at Stifel.

The accelerated repurchase plan is part of an agreement Stifel reached with state regulators in Missouri, Indiana, Colorado and other members of the North American Securities Administrators Association ("NASAA") Task Force regarding ARS. The settlement includes a $525,000 fine that will be shared by the states participating in the NASAA settlement. In addition, the settlement calls for payments of $250,000 to Missouri and $25,000 to Indiana for their costs of investigation, expenses and other payments.

The settlement also calls for Stifel to hire an independent consultant who will review the firm's supervisory and compliance policies and procedures solely for non-conventional investments. Stifel completed its first repurchase of ARS as scheduled in June 2009. It will move up to next month a repurchase from eligible investors of the greater of 10 percent or $25,000 of eligible ARS and follow with similar repurchases next December and again in December 2011. That will exceed the initial target date for completing the voluntary repurchase program - June 2012 - by six months. A supplemental repurchase will be made of any ARS remaining after the one in December 2010 for eligible investors who held ARS totaling $150,000 or less as of January 1, 2009. Stifel will take an assignment of clients' actionable legal claims against the major ARS market participants for the amounts repurchased.

All of Stifel's retail investors who bought ARS through Stifel prior to the collapse of the ARS market in early 2008 and continued to hold those ARS at Stifel are eligible to participate in the repurchase program. Employee accounts become eligible in the last phase of the plan.

Since the extraordinary collapse of the ARS market on February 13, 2008, Stifel has been addressing the liquidity needs of its clients. Today's announcement is a significant enhancement over the voluntary plan announced February 11 and reflects Stifel's ongoing efforts to help its clients address the collapse of a market that functioned effectively for more than 20 years.

 "We are pleased to be able to accelerate and further enhance our voluntary plan to repurchase ARS that we started earlier this year and at the same time resolve all issues with NASAA. We especially appreciate the efforts of the Missouri Secretary of State and her staff for their willingness to work with us and create a solution that works well for all involved," Stifel Chairman and CEO Ronald J. Kruszewski said.

"Since the collapse of the ARS market, issuer redemptions and restructurings as well as Stifel's voluntary repurchase plan have resulted in significant liquidity for many of our clients, reducing retail client holdings by nearly 50 percent. This accelerated and enhanced plan will ultimately provide liquidity to 100 percent of our ARS retail clients, about 1,200 in number, who represent less than one-half of one percent of all Stifel retail accounts" Mr. Kruszewski said.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis. It operates 295 offices in 42 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: the ability to successfully integrate the acquired companies or the branch offices and financial advisors as part of the our transaction with UBS; a material adverse change in the financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission. Forward-looking statements speak only as to the date they are made. Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

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Contacts:
Media:	Investors:	Brokers:
Tim Beecher	James M. Zemlyak	David Sliney
314.982.8621	314.342.2228	314.342.2043
tim.beecher@fleishman.com